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                                                                       EXHIBIT 5

                  [LETTERHEAD OF BATTLE MOUNTAIN GOLD COMPANY]



                              September 30, 1999


Battle Mountain Gold Company
333 Clay Street
42nd Floor
Houston, TX 77002

Ladies and Gentlemen:

         I am General Counsel to Battle Mountain Gold Company, a Nevada corporation (the "Company"), and am rendering this opinion in my capacity as such in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of $150,000,000 aggregate initial offering price of the Company's preferred stock, par value $1.00 per share ("Preferred Stock"), rights to purchase the Company's Common Stock ("Rights"), the Company's common stock, par value $0.10 per share ("Common Stock"), the Company's debt securities (the "Debt Securities"), and warrants to purchase the Company's Preferred Stock, Common Stock or Debt Securities ("Warrants" and, together with the Preferred Stock, the Common Stock, the Rights and the Debt Securities, the "Securities") described in the registration statement on Form S-3 (the "Registration Statement") of the Company. The Securities may be offered upon the terms and subject to the conditions set forth in one or more underwriting agreements by and between the Company and the persons named as underwriters therein ("Underwriting Agreements"). The Debt Securities are to be issued in one or more series pursuant to an Indenture ("Indenture") between the Company and The Chase Bank of Texas, National Association, Trustee ("Trustee"). If so specified in the applicable prospectus supplement, the Preferred Stock may be represented by depositary shares entitling the holders proportionally to all rights and preferences of the Preferred Stock.

         In connection herewith, I have examined the Registration Statement covering the Securities which is to be filed with the Securities and Exchange Commission, originals or copies certified or otherwise identified to my satisfaction of the restated articles of incorporation and the by-laws of the Company, each as amended to date, the corporate proceedings with respect to the offering of the Securities and such other documents and instruments as I have deemed necessary or appropriate for the expression of the opinions contained herein.

         I have assumed the authenticity and completeness of all records, certificates and other instruments presented to me as originals, the conformity to original documents of all records, certificates, and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

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         Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that:

         1. The Debt Securities, when duly authorized and duly executed by the proper officers of the Company, authenticated and delivered by the Trustee in accordance with the Indenture, and issued and sold against payment of the consideration therefor, pursuant to the terms of the Underwriting Agreement, as applicable, will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms.

         2. The Preferred Stock, the Common Stock, the Rights and the Warrants proposed to be issued, when duly authorized, issued and delivered against payment therefor, in accordance with the terms of the Underwriting Agreement, as applicable, will be validly issued, fully paid and nonassessable.

         The opinion expressed in paragraph (1) above regarding the enforceability of the Debt Securities is subject to the exception that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors' rights generally or by general equity principals, and the further exception that enforcement thereof may be limited by (i) requirements that claims with respect to any Debt Securities denominated other than in U.S. Dollars (or a foreign currency or composite currency in respect of such claim) be converted into U.S. Dollars at a rate of exchange prevailing on a date determined pursuant to applicable law or (ii) governmental authority to limit, delay or prohibit the making of payments outside the United States.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Very truly yours,


                                             /s/ GREG V. ETTER
                                             -----------------------------
                                                 Greg V. Etter